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                                                                    EXHIBIT 4(j)


                              GUARANTEE AGREEMENT


                 THIS GUARANTEE AGREEMENT ("Guarantee Agreement"), dated as of _____, 1994, is executed and delivered by Illinois Power Company, an Illinois corporation (the "Guarantor"), for the benefit of the holders from time to time of the Preferred Securities (as defined in the Partnership Agreement described below) of Illinois Power Capital, L.P, a Delaware limited partnership (the "Issuer").

                 WHEREAS, pursuant to the Amended and Restated Agreement of Limited Partnership, dated as of today's date, of the Issuer (the "Partnership Agreement"), the Issuer may issue one or more series of Preferred Securities;

                 WHEREAS, pursuant to the Partnership Agreement, the proceeds received by the Issuer from the issuance and sale of any such Preferred Securities will be invested by the Issuer in Subordinated Debentures (as defined in the Partnership Agreement); and

                 WHEREAS, the Guarantor, as incentive for the Holders (as defined below) to purchase Preferred Securities, desires irrevocably and unconditionally to agree to the extent set forth in this Guarantee Agreement to pay to the Holders the Guarantee Payments (as defined below) and to make certain other payments on the terms and conditions set forth in this Guarantee Agreement.

                 NOW, THEREFORE, in consideration of the purchase by each Holder of one or more Preferred Securities, which purchase the Guarantor agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.


                                  ARTICLE ONE

                 As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used but not otherwise defined in this Guarantee Agreement shall have the meanings assigned to such terms in the Partnership Agreement.

                 "Guarantee Payments" shall mean the following payments, without duplication, with respect to any series of Preferred Securities, to the extent not paid by the Issuer: (i) any accumulated and unpaid dividends which are required to be paid on such series of Preferred Securities, to the extent the Issuer shall have sufficient cash on hand to permit such payment and funds legally available for such payment, (ii) the redemption price, including all accumulated and unpaid dividends (the "Redemption Price"), payable with respect to any Preferred Securities called for redemption by the Issuer, to the extent the Issuer shall have sufficient cash on hand to permit such payment and funds legally available for such payment and (iii) upon a liquidation of the Issuer, the lesser of (a) the aggregate of the liquidation

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preference and all accumulated and unpaid dividends on the Preferred Securities of such series to the date of payment (the "Liquidation Distribution") and (b) the amount of assets of the Issuer legally available for distribution to Holders in liquidation of the Issuer.

                 "Holder" shall mean any holder, as registered on the books and records of the Issuer, of any series of Preferred Securities; provided, however, that in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver under this Guarantee Agreement, "Holder" shall not include the Guarantor or any entity owned more than 50% by the Guarantor, either directly or indirectly.


                                  ARTICLE TWO

                 SECTION 2.01. The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (except to the extent paid by the Issuer), regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

                 SECTION 2.02. The Guarantor waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                 SECTION 2.03. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                 (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to any series of Preferred Securities to be performed or observed by the Issuer;

                 (b) the extension of time for the payment by the Issuer of all or any portion of the dividends, Redemption Price, Liquidation Distribution or any other sums payable under the terms of any series of Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, any series of Preferred Securities;

                 (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of any series of Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind:

                 (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors,



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         reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

                 (e) any invalidity of, or defect or deficiency in, any series of Preferred Securities;

                 (f) the settlement or compromise of any obligation guaranteed by this Guarantee Agreement or by this Guarantee Agreement incurred; or

                 (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.03 that the obligations of the Guarantor under this Guarantee Agreement shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

                 SECTION 2.04.    The Guarantor expressly acknowledges that:
(i) this Guarantee Agreement will be deposited with the General Partner to be held for the benefit of the Holders; (ii) in the event of the appointment of a Special Representative to, among other things, enforce this Guarantee Agreement, the Special Representative may take possession of this Guarantee Agreement for such purpose; (iii) if no Special Representative has been appointed, the General Partner has the right to enforce this Guarantee Agreement on behalf of the Holders; (iv) the Holders of not less than 10% in aggregate liquidation preference of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of this Guarantee Agreement, including the giving of directions to the General Partner or the Special Representative, as the case may be; and (v) if the General Partner or Special Representative fails to enforce this Guarantee Agreement as provided above, any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Issuer or any other person or entity.

                 SECTION 2.05. This Guarantee Agreement is a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer and by complete performance of all obligations under this Guarantee Agreement.

                 SECTION 2.06. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment by the Guarantor pursuant to Section 2.01; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.





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                 SECTION 2.07.    The Guarantor acknowledges that its
obligations under this Guarantee Agreement are independent of the obligations of the Issuer with respect to the Preferred Securities and that the Guarantor shall be liable as principal and sole debtor under this Guarantee Agreement to make Guarantee Payments pursuant to this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.03.


                                 ARTICLE THREE

                 SECTION 3.01. So long as any Preferred Securities remain outstanding, the Guarantor will not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing if at such time the Guarantor shall be in default with respect to its payment or other obligations under this Guarantee Agreement or there has occurred and is continuing any event that would constitute an Event of Default under the Indenture.

                 SECTION 3.02. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all liabilities of the Guarantor, (ii) pari passu with the most senior preferred or preference stock now or after the date of this Guarantee Agreement issued by the Guarantor and with any guarantee now or after the date of this Guarantee Agreement entered into by the Guarantor in respect of any preferred or preference stock of any affiliate of the Guarantor and
(iii) senior to the Guarantor's common stock.

                 SECTION 3.03. So long as any Preferred Securities remain outstanding, the Guarantor will: (i) not voluntarily (to the extent permitted by law) dissolve, liquidate or wind-up the Issuer; (ii) remain the sole General Partner (as defined in the Partnership Agreement) of the Issuer and timely perform all of its duties as General Partner of the Issuer (including the duty to declare and pay dividends on the Preferred Securities), provided that any permitted successor of the Guarantor under the Indenture may succeed to the Guarantor's duties as General Partner; and (iii) use its reasonable efforts to cause the Issuer to remain a limited partnership (or permitted successor under the Partnership Agreement) and otherwise continue to be treated as a partnership for federal income tax purposes.


                                  ARTICLE FOUR

                 This Guarantee Agreement shall terminate and be of no further force and effect, as to the Preferred Securities of any series, upon full payment of the Redemption Price of all of Preferred Securities of such series, and will terminate completely upon full payment of the amounts payable upon liquidation of the Issuer. This Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under any series of Preferred Securities or this Guarantee Agreement.


                                  ARTICLE FIVE


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                 SECTION 5.01.    All guarantees and agreements contained in
this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then outstanding.

                 SECTION 5.02. Except with respect to any changes which do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than 66-2/3% in liquidation preference of all the outstanding Preferred Securities of each affected series (voting together as one class).

                 SECTION 5.03. Any notice, request or other communication required or permitted to be given under this Guarantee Agreement to the Guarantor shall be given in writing by delivering the same against receipt for such communication by facsimile transmission (confirmed by mail), addressed to the Guarantor, as follows (and if so given, shall be deemed given when mailed):

                          Illinois Power Company
                          500 South 27th Street
                          Decatur, Illinois  62525
                          Facsimile No.: (217) 425-4152
                          Attention:  Controller

                 Any notice, request or other communication required or permitted to be given under this Guarantee Agreement to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to the Holders.

                 SECTION 5.04. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.

                 SECTION 5.05. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

                 THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

                                              ILLINOIS POWER COMPANY



                                              By:
                                                  ________________________
                                              Name:
                                              Title:





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